                                                                   EXHIBIT 10.11

                               LICENSE AGREEMENT

     This LICENSE AGREEMENT (this "Agreement") is made and entered into as of January 1, 1997, by and between KAWASAKI MOTORS CORP., U.S.A., a Delaware corporation ("Licensor"), and LITTLEFIELD, ADAMS & CO. a New Jersey corporation ("Licensee").

                                   RECITALS:

     A. Licensee acknowledges that Licensor, either directly or by and through related companies, is the sole and exclusive owner in the United States and Canada of the entire right, title and interest, together with all goodwill connected therewith, in and to the Subject Matter (as the term "Subject Matter" is defined and described in Schedule "A" attached hereto and made a part hereof), which by reason of wide-spread advertising and publicity has become well-known and identified in the minds of the general public.
     B. Licensee desires to obtain the right to use the Subject Matter in connection with the manufacture, sale and distribution of certain articles of merchandise.
     C. Licensor is willing to permit the use of the Subject Matter in connection with the manufacture, sale and distribution of certain articles of merchandise by Licensee upon the terms, conditions and covenants set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:
     l.  Grant of License
     (a) Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee and Licensee hereby accepts the non-exclusive, non-transferable right, license and privilege of using the Subject Matter in connection with the manufacture, sale and distribution of certain articles of merchandise consisting of those articles described in Schedule "B" attached hereto and made part of this Agreement ("Licensed Goods").
     (b) The license hereby granted extends only to the territory (the "Territory") specified in Schedule "C" attached hereto and made a part hereof.
     (c) The term of this Agreement and the license hereby granted shall commence on the date specified in Schedule "D" attached hereto and made a part hereof, and shall continue until the date specified in Schedule "D", unless sooner terminated in accordance with the provisions of this Agreement.



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     2.  Terms of Payment
     (a) Licensee agrees to pay to Licensor as fees for the use of the Subject Matter the sum of money specified in Schedule "E" attached hereto and made a part hereof.
     (b) Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by an officer of Licensee showing the number, description, gross sales price, itemized deductions from gross sales price, and net sales price of Licensed Goods manufactured, distributed and/or sold by Licensee and all subsidiaries, parents and affiliates of Licensee during the preceding calendar quarter, together with any returns made during such quarter.
     (c)  Fees for the preceding calendar quarter shall be due within thirty
(30) days from the end of said quarter, and payment therefor shall accompany the statement furnished as required above. The receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any fees paid hereunder shall not preclude Licensor from questing the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statement or payments, they shall be immediately rectified and the appropriate payment made by Licensee.
     3.  Goodwill
     Licensee recognizes the great value of the goodwill associated with the Subject Matter and acknowledges that the Subject Matter and goodwill pertaining thereto belong exclusively to Licensor and have a secondary meaning in the mind of the public.
     4.  Licensor's Title and Protection of Licensor's Rights
     Licensee agrees that it will not during the term of this Agreement or thereafter attack the title or any rights of Licensor, or any related company of Licensor, in and to the Subject Matter or attack the validity of this Agreement. Licensee agrees to assist Licensor and to cooperate fully with Licensor to procure any protection or to protect any of the right of Licensor or any related company of Licensor to the Subject Matter or any trademark, service mark, trade name or copyright or any other protection or right pertaining thereto. Licensee shall promptly notify Licensor in writing of any infringement or imitations by others of Licensor's rights in the Subject Matter which may come to Licensee's attention, and Licensor shall have the sole right, in its discretion, to determine whether or not any action shall be taken on account of any such



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infringement or imitations.  Licensor may prosecute an action for infringement at its sole expense and join Licensee in such action. Licensee does hereby acknowledge and agree that ownership of any and all copyrights, trademarks, trade names, services marks, logotypes, commercial symbols and all other rights of any nature whatsoever, including without limitations, goodwill pertaining to the Subject Matter, shall be and remain in the name of Licensor or related companies of Licensor. Reference in the paragraph 4 to "Licensee" shall be deemed to include subsidiaries, parents and affiliates of Licensee.
     5.  Indemnification and Insurance
     Licensee agrees to assume full responsibility for compliance with all laws in connection with the manufacture and/or sale of the Licensed Goods. Licensor assumes no liability to Licensee or any third party with respect to the Licensed Goods. Licensee hereby agrees to indemnify, defend and hold harmless Licensor, Licensor's suppliers and related companies, including without limitation, Kawasaki Heavy Industries, Ltd. and each of its direct and indirect subsidiaries and affiliates, and their respective shareholders, directors, officers, agents, employees and representatives, during the term and after termination or expiration of this Agreement, from and against any and all claims suits, loss and damage, including reasonable attorneys' fees, arising out of, based upon, or in connection with the Licensed Goods including, without limitation, those arising out of alleged defect thereon or infringement thereby of any alleged patent, trademark, copyright, trade secret, contractual statutory or judicially created right of others. Licensee agrees that it will obtain and maintain in full force and effect during the entire term of this Agreement, and continuing for a reasonable period of not less than two (2) years immediately following the termination or expiration of this Agreement, at Licensee's own expense, comprehensive general liability, property damage and products liability insurance, acceptable to Licensor in its sole discretion, from an insurance company approved in writing by Licensor, providing adequate protection in amounts equal to or greater than the minimum amounts specified in Schedule "F" attached hereto and made a part hereof, for the protection of Licensor, Licensor's affiliates, and Licensee against any claims, suits, loss and damage as aforesaid. One or more fully paid certificates of insurance reflecting the minimum coverage specified in Schedule "F" and naming Licensor, Kawasaki Motors Manufacturing Corp., U.S.A., Kawasaki Heavy Industries, Ltd., and their subsidiaries and affiliates and Licensee as insured parties shall be submitted to Licensor by Licensee for Licensor's prior


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written approval before any Licensed Goods are manufactured, distributed or sold hereunder, and any proposed change in such certificates of insurance shall be submitted to Licensor for its prior written approval. Licensor shall be entitled to a copy of the then prevailing certificates of insurance, which shall be furnished to Licensor by Licensee within five (5) business days after the purchase of each insurance policy. No insurance shall be cancelable or terminable without at least thirty (30) days' prior written notice to be given to Licensor. However, no such cancellation or termination shall result in interruption of the coverage as specified above and in Schedule "F".
     6.  Quality of Merchandise
     Licensee agrees that the Licensed Goods shall be of high standard and of such style, appearance and quality as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Subject Matter and the goodwill pertaining thereto. The Licensed Goods will be manufactured, sold and distributed in accordance with all applicable federal, state and local laws, regulations, rules and orders. Neither the Licensed Goods nor Licensee's policy of sale, distribution and/or exploitation thereof shall in any manner reflect adversely upon the good name of Licensor or the Subject Matter. To this end and to the end that the nature and quality of the Licensed Goods shall be satisfactory, Licensee shall, before selling or distributing any of the Licensed goods, furnished to Licensor, free of cost, for Licensor's written approval, a reasonable number of samples of each Licensed Good, together with their cartons and containers, including packaging and wrapping materials and catalogs or brochures. The quality and style of all such Licensed Goods, as well as any carton, container, packaging and/or wrapping materials, shall be subject to Licensor's prior written approval. After samples of the Licensed Goods, catalogs, cartons, containers or packaging or wrapping material have been approved pursuant to this paragraph, Licensee shall not depart therefrom in any material respect without Licensor's prior written approval. After Licensee has commenced selling the Licensed Goods, and at least once each year during the term of this Agreement, upon Licensor's written request, Licensee shall furnish without cost to Licensor not more than ten (10) additional random samples of each Licensed Good being manufactured and sold by Licensee hereunder, together with any cartons, containers and packaging or wrapping material used in connection therewith.


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     7.  Labeling:  Promotional Material
     (a) Licensee agrees that it will cause to appear on or within each Licensed Good sold by it under this Agreement, and on or within all advertising, promotional or display material pertaining to the Subject Matter, and on any and all cartons, containers, packaging and/or wrapping material pertaining to the Subject Matter, the following copyright and trademark notices:

                         Copyright 1997 Littlefield, Adams & Company.

         "Kawasaki", "Ninja", and "Jet Ski" are registered trademarks licensed by Kawasaki Motors Corp., U.S.A. This product is manufactured and distributed by Littlefield, Adams, & Company, 6254 Executive
         Boulevard, Huber Heights, OH   45424.

     (b) Licensee will submit all advertising and promotional materials related to the Subject Matter or the Licensed Goods, including without limitation warranty information, for Licensor's review at least two (2) weeks before the first time such materials are to be broadcast or published. Licensee agrees not to use any such advertising or promotional materials without Licensor's prior written consent. If Licensor has not disapproved any such proposed materials within ten (10) days after receipt of same from Licensee, such materials shall be deemed approved.


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     8.  Distribution
     (a) Licensee agrees that during the term of this Agreement, at no expense to Licensor, it will diligently and continuously, and to the greatest extent possible, manufacture, promote, distribute and sell the Licensed Goods.
     (b) Licensee shall exercise due care to avoid selling or distributing the Licensed Goods to jobbers, wholesalers, distributors, retail stores or merchants whose sale or distribution of the Licensed Goods is or will be made for publicity purposes, combination sales, premiums, giveaways, or similar methods of merchandising, or whose business methods are questionable. Licensee shall not sell or distribute to any person, firm or corporation, except Licensor, its subsidiaries, affiliates and authorized dealers, any of the Licensed Goods for premium, giveaway, or promotional tie-in purposes without the prior written consent of Licensor.
     (c) In no event shall any sale be made at a special price to any of Licensee's subsidiaries or to any other person, firm or corporation related in any manner to Licensee or its officers, directors or stockholders. In the event any sale is made in violation of this paragraph 8(c), Licensor, in addition to any of its other rights, shall be paid the fee payable under paragraph 2 hereof, with the net sales price equal to the price generally and customarily charged by Licensee to non-affiliated parties.
     9.  Records
     Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted. Licensor and its duly authorized representatives shall have the right at reasonable times to examine said books of account and records, including without limitation, any available computer printouts, summaries and/or reports with respect to the Subject Matter of this Agreement, and the right at any reasonable time upon five (5) days' prior notice to cause a complete audit to be made of Licensee's entire business with respect to the Subject Matter. Licensee shall promptly remit any deficiency in fees established by such audit. If the audit discloses that the actual net sales or quantities of Licensed Goods sold or distributed by Licensee exceed those reported by Licensee by two percent(2%) or more, Licensee shall pay the cost of the audit together with the deficiency in fees, if any. If such audit discloses that Licensee has overpaid the fees, Licensee shall receive a credit equal to the amount of such overpayment.


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     10.  Termination
     Licensor shall have the right to terminate this Agreement immediately in any of the following events:
     (a) If Licensee shall not have commenced the manufacture, marketing and sale of the Licensed Goods in a substantial manner by June 1, 1997;
     (b) If Licensee shall substantially suspend the manufacture, marketing, sale or distribution of any of the Licensed Goods for a period of ninety (90) days;
     (c) If Licensee shall fail to perform any condition or covenant provided for in the Agreement, other than the payment of money, but including without limitation the rendering of accountings, within thirty (30) days after written notice of such failure;
     (d) If Licensee shall fail to make any payment due Licensor under paragraph 2 hereof within five (5) days after written demand for such payment by Licensor;
     (e) If Licensee during the term of this Agreement becomes insolvent by reason of inability to pay its debts as they mature, or makes any assignment for the benefit of creditors, or files any petition under any bankruptcy or insolvency act, whether state or federal, or is adjudicated a bankrupt, or an insolvency proceeding is instituted against Licensee, or any receiver is appointed for Licensee's business or property, or any trustee in bankruptcy is appointed for Licensee;
     (f) If any attachment, execution or other form of sequestration of a substantial asset or assets of Licensee is levied and is not bonded or discharged within ten (10) days after such levy becomes effective.
     11.  Procedure on Termination or Expiration
     Upon the termination or expiration of this Agreement, Licensee may dispose of any Licensed Goods then on hand, but only in conformity with the following express conditions:
     (a) Licensee shall deliver to Licensor a complete inventory of Licensed Goods on hand not later than thirty (30) days following the effective date of expiration or service of the notice of termination, whichever occurs first.
     (b) Licensee shall not cause any further Licensed Goods to be manufactured after termination or service of a notice of termination, whichever occurs first.
     (c) The Licensed Goods specified in the inventory furnished to Licensor pursuant to the provisions of paragraph 11(a) hereof may be sold only during a period of ninety (90) days


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after the effective date of expiration or termination, and upon expiration of such 90-day period, at the option of Licensor, either all remaining Licensed Goods shall be promptly delivered to Licensor at Licensee's expense or the Subject Matter shall be completely removed and obliterated from such remaining Licensed Goods.
     (d) License fees will be paid pursuant to paragraph 2 hereof, for each Licensed Good manufactured, sold or distributed by Licensee.
     12.  Effect of Termination or Expiration
     (a) Upon and after the expiration or termination of this Agreement, (i)all rights granted to Licensee hereunder shall forthwith revert to Licensor, and
(ii) Licensee shall refrain from further use of the Subject Matter or any further reference to the Subject Matter, direct or indirect, in connection with the manufacture, sale or distribution of Licensee's products, except as provided in paragraph 11 hereof.
     (b) In the event that Licensor shall be required by reason of any breach hereof by Licensee to resort to litigation to enforce any of its rights hereunder, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys' fees, incurred in connection with such litigation.
     (c) Notwithstanding the expiration or termination of this Agreement, Licensee hereby agrees to continue to pay fees and all other amounts owing to Licensor, and to deliver statements and reports to Licensor, as specified in paragraph 2 and Schedule "E" hereof, in respect of all Licensed Goods sold or distributed during the term of this Agreement and all Licensed Goods sold or distributed after the termination of this Agreement pursuant to paragraph 11 hereof, including without limitation continuing submission of royalty reports to Licensor substantially in the form of Schedule "H" attached hereto and made a part hereof.
     13.  Renewal
     Licensee shall have no right of renewal other than as provided in Schedule"G" attached hereto and made a part hereof.
     14.  Force Majeure
     In the event that either party hereto is delayed or hindered from the performance of any act required hereunder by reason of strike, lockouts, prohibitive governmental laws or regulation, riots, insurrections, war or other reasons of a like nature beyond the control of such party, then performance of such acts shall be excused the period of the delay and the period


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of the performance of any such acts shall be extended for a period equivalent to the period of such delay but in no event shall said performance period be extended more than one hundred twenty (120) days. The provisions of this section shall not, however, operate to excuse Licensee from payment of any fees which are owing under this Agreement.
     15.  Notices
     All notices and statements to be given, and all payments to be made hereunder, shall be given or made to the parties hereto at the addresses set forth below the signatures of the parties, or at any other address designated by either party in writing to the other, and shall be delivered by hand, telegram, facsimile transmission, or registered or certified mail, postage prepaid, return receipt requested. Unless otherwise specified in this Agreement, the date of mailing to said addresses shall be deemed the date any notice or statement is given.
     16.  No Joint Venture
     Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.
     17.  No Assignment or Sublicense
     This Agreement is personal to Licensee and neither this Agreement nor any of the rights or duties hereunder may be assigned, mortgaged, sublicensed or otherwise encumbered by Licensee or by operation of law.
     18.  Construction
     This Agreement constitutes the entire Agreement between the parties and all prior negotiations, understandings and commitments are superseded hereby. This Agreement may be amended or modified only by an instrument in writing executed by both of the parties. This Agreement shall be construed in accordance with the laws of the State of California.
     19.  Disputes: Arbitration
     Except as provided in paragraph 19(e) hereof, all controversies, claims and disputes arising in connection with this Agreement shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing an amicable settlement shall be settled finally by binding arbitration in accordance with the provisions of this paragraph 19. Such arbitration shall be conducted in Irvine, California, in accordance with the commercial arbitration


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rules of the American Arbitration Association; provided document requests and depositions shall be permitted.
     (a) Exclusivity. The parties hereby agree that the arbitration procedure provided for herein shall be the sole and exclusive method of resolving any and all controversies, claims or disputes arising hereunder.
     (b) Decision by Arbitrators. Licensor and Licensee shall each select an arbitrator to resolve any dispute hereunder, and the two arbitrators shall select a third arbitrator. The three arbitrators shall make a final decision and award according to the terms and provision of this Agreement and applicable law. The decision shall set forth findings of fact and conclusions of law upon which the award is based. The arbitrators may select counsel to provide advice in the preparation of such findings and conclusions, and on any point of law arising in the course of arbitration. The decision of any two (2) arbitrators shall constitute a final decision and award hereunder. Judgment upon the award may be entered in any court which has jurisdiction over such matter accordance with the provisions of paragraph 19(d) hereof.
     (c) Costs and Expenses. The costs and expenses of the arbitration, including without limitation attorney's fees, shall be borne by the parties in the manner determined by the arbitrators; provided, however, the prevailing party shall be entitled to reimbursement of its costs and expenses, including without limitation attorneys' fees.
     (d) Judicial Action. Legal action for entry of judgment upon any arbitration award, or adjudication of any controversy, claim or dispute arising from an alleged breach of paragraphs 19(a) through 19(c) hereof, or any action for injunctive relief pursuant to paragraph 19(e) hereof, may be heard or tried only in the courts of Orange County, California. Each party hereby waives any defense of lack of in personam jurisdiction of said courts and agrees that service of process in such action may be made upon each of them by mailing it certified or registered mail, return receipt requested, to the other party at the address provided for in paragraph 19 hereof. Each party hereby submits to the jurisdiction of the courts so designated, to the exclusion of any other courts which might have had jurisdiction apart from this paragraph 19(d) and agrees that the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, including without limitation attorneys' fees.
     (e) Injunctive Relief. Notwithstanding anything herein to the contrary, the parties hereby agree that any infringement or improper use of the Subject Matter by Licensee, or any breach


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of the Agreement by Licensee with regard to the Subject Matter, including without limitation a breach under paragraph 4 hereof, will result in immediate irreparable harm to Licensor. Therefore, in the event of any such infringement, improper use or breach, Licensor shall be entitled to immediately apply for injunctive relief in the courts of Orange County, California, as provided in paragraph 19(d) hereof.


                                      11

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

LICENSOR:
              KAWASAKI MOTORS CORP., U.S.A.,

              a Delaware corporation


              By:  /s/ Barry Beehler                Date:  1/27/97
                  ------------------------------           -------
                  Barry Beehler, Vice President
                  9950 Jeronimo Road
                  Irvine, California  92618-2084
                  Tel:    714-770-0400
                  Fax:    714-460-5628

        LICENSEE:

              LITTLEFIELD, ADAMS & CO.

              a New Jersey corporation

              By:  /s/ Michael Balber               Date:  1/20/97
                   ------------------------                --------
                   Michael Balber, President
                   Sports Imprints/Fun Wear
                   a division of Littlefield, Adams & Co.

              By:  /s/ Warren L. Rawls              Date:  1/20/97
                   -------------------------               -------

                   Warren L. Rawls, Corp. Secretary
                   Littlefield, Adams & Company
                   6254 Executive Blvd.
                   Huber Height, OH  45424
                   Tel:  513-236-0660
                   Fax:  513-236-1681




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                                 SCHEDULE "A"

The Subject Matter: Licensor's trademark KAWASAKI, JET SKI, NINJA and any additional or modified trademarks and logotypes pertaining thereto, and registrations thereon.

                                 SCHEDULE "B"

The Licensed Goods: T-shirts, sweatshirts, tank tops, boxer shorts and hats, bearing the Subject Matter (as defined and described in Schedule "A").

                                 SCHEDULE "C"

The Territory:  United States of America and its Possessions.

                                 SCHEDULE "D"

The term of this Agreement and the license hereby granted shall commence as of January 1, 1997 and shall continue through and including February 29, 2000.

                                 SCHEDULE "E"

The fees for the use of the Subject Matter shall be eight percent (8%) of the net sales price of each of the Licensed Goods sold by Licensee and, in the case of Licensed Goods distributed by Licensee free of charge in connection with the promotion of the Licensed Goods, eight percent (8%) of the product of (a) the number of Licensed Goods of each type so distributed and (b) the unit price for each such Licensed Goods usually charged to Licensee's customers. The term "net sales price" shall mean Licensee's gross receipts from sales, less only credits actually granted to customers and excluding any consideration received in connection with the delivery for purposes of resale of any the Licensed Goods to any subsidiary, parent or affiliate of Licensee. Reference in this schedule to "Licensee" shall be deemed to include subsidiaries, parents and affiliates of Licensee.

Licensee shall pay a guaranteed minimum fee of $30,000.00 during the term of this Agreement, no part of which shall be refundable. The minimum fee shall be payable as follows: $7,500.00 upon execution of this agreement. The remaining $22,500.00 will be payable in two installments of $12,500.00 on December 13, 1998 and $10,000.00 on December 31, 1999.



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                                 SCHEDULE "F"

The amount of coverage of insurance to be obtained and maintained by Licensee shall be (i) bodily injury liability insurance with coverage limits of not less than $1,000,000 per person and $1,000,000 per occurrence and (ii) property damage liability insurance with a coverage limit of not less than $1,000,000 per accident or occurrence.

                                 SCHEDULE "G"

Licensee shall have the option to renew this Agreement for a period of one (1) years (hereinafter "Renewal Term") said option being exercisable only upon six
(6) months prior written notice to Licensor; however, Licensor shall have the right to terminate this Agreement, notwithstanding the timely exercise of said option by Licensee, by giving notice in writing to Licensee prior to the beginning of any renewal period, if Licensee has not fulfilled all the terms and conditions of the License Agreement.

                                 SCHEDULE "H"

Sample royalty report:  See attached exemplar.




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                                 SCHEDULE "H"


                        KAWASAKI MOTORS CORP., U.S.A.
                              ROYALTY STATEMENT

DATE:

LICENSEE NAME:
ADDRESS:
PHONE NUMBER:
FAX NUMBER:
CONTACT PERSON:

FOR THE CALENDAR QUARTER ENDING:
LIST ALL PRODUCTS:
NET SHIPMENTS BY UNIT (ITEMIZE BY PRODUCT):
NET $ SALES (ITEMIZE BY PRODUCT):
TOTAL (ALL PRODUCTS) NET $ SALES:
ROYALTY RATE %:
ROYALTIES EARNED:
MINIMUM ROYALTIES DUE:
MINIMUM ROYALTIES ALREADY PAID:
TOTAL PAYMENT DUE:
STATE ADVERTISING EXPENDITURES (BY PRODUCT):

REPORT DISTRIBUTION:

Mail original report plus check to:     Mail copy to:
KAWASAKI MOTORS CORP., U.S.A.           BRADFORD LICENSING ASSOC.
9950 Jeronimo Road                      209 Cooper Avenue
Irvine, California  92718               Upper Montclair, NJ  07043
Attn:  Tracy Thomton                    Attn:  Len Reiter



IMPORTANT NOTICE:

A separate report must be completed for territory granted by License Agreement